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                              WELLS FARGO & COMPANY
                               EXECUTIVE LOAN PLAN


     PURPOSE:   Wells Fargo & Company ("Company") hereby establishes this
Executive Loan Plan ("Plan") pursuant to Article IV, Section 8 of its By-Laws and Section 315(b) of the California Corporations Code in order to enable the Company to attract and retain outstanding executives in key management positions with the Company and its subsidiaries by offering such individuals financial assistance, either through direct loans from the Company or through Company guarantees of third-party loans, for such purposes as are described herein.

     ADMINISTRATION:   The Plan shall be administered by the Management
Development and Compensation Committee ("Committee") of the Board of Directors of the Company ("Board"). The Committee shall have full authority to adopt rules, regulations, and guidelines for the proper administration of the Plan and may appoint one or more officers of the Company or Wells Fargo Bank, N.A. (collectively, "Administrators") who shall each have the authority to authorize extensions or guarantees of loans pursuant to the terms of the Plan and any rules, regulations, or guidelines adopted hereunder by the Committee. In no event, however, shall any individual Administrator participate in the authorization of the extension or guarantee of any loan in which he or she has an interest.

     ELIGIBILITY FOR FINANCIAL ASSISTANCE:   Executives of the Company and its
subsidiaries, including officers (whether or not they are directors), may from time to time request financial assistance from the Company in accordance with the provisions of this Plan.

     Loans extended or guaranteed may be either mortgage loans or general
purpose loans.   A mortgage loan shall be for the purpose of purchasing or
constructing the executive's principal residence, improving his or her principal residence, refinancing outstanding indebtedness on his or her principal residence (including an indebtedness to the Company or one of its subsidiaries), or a combination thereof. A general purpose loan shall be for the purpose of personal household expenses, education or support of dependents, extraordinary medical or dental expenses of the individual or dependents, expenses relating to the executive's principal residence, income taxes, or such other purposes as an Administrator shall deem appropriate; provided that no general purpose loan shall be made solely for investment purposes. Loans to acquire shares of common stock under a stock option plan or similar plan of the Company shall be made solely in accordance with the terms of such plan and not pursuant to this Plan.

     No financial assistance shall be provided to an executive under the Plan, unless an Administrator determines that the purpose for which such assistance is requested is one of the purposes authorized under the Plan and that a Company loan or guarantee under the Plan on behalf of such executive would be in the best interests of the

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Company.  The Administrators shall make semiannual reports to the Committee of loans extended or guaranteed under the Plan.

     EXTENSION OR GUARANTEE OF LOANS:   The Company shall, in accordance with
the authorization of an Administrator, extend a loan to an executive or shall guarantee a third-party loan to such individual, provided that any such Company loan or guarantee shall be subject to the following terms and conditions:

     1. The principal balance of a mortgage loan extended or guaranteed under the Plan shall not exceed the lesser of one million five hundred thousand dollars ($1,500,000) or, when aggregated with all other outstanding indebtedness secured by the residence with respect to which the loan is made, one hundred percent (100%) of the fair market value of such residence.

     2. The principal balance of a general purpose loan extended or guaranteed under the Plan shall not, when aggregated with any outstanding general purpose loan extended or guaranteed under the Plan to the same executive, exceed the lesser of two hundred fifty thousand dollars ($250,000) or one hundred fifty percent (150%) of the executive's annual base salary.

     3. The term of the extended loan or guarantee shall not exceed thirty (30) years for a mortgage loan or ten (10) years for a general purpose loan.

               If an executive with an outstanding loan under the Plan voluntarily terminates employment with Wells Fargo or is discharged for gross and willful misconduct, the term of such loan shall end (and the entire remaining principal balance and any accrued, unpaid interest under such loan shall become payable) on the earlier of (i) the end of the original term of the loan or (ii) 120 days following termination of employment, unless the Committee determines, in its sole discretion and based on extraordinary circumstances, that an extension of the term is appropriate. "Gross and willful misconduct" shall include (without limitation) the wrongful appropriation of funds of Wells Fargo or the commission of a felony.

     4. If a direct Company loan is made, the loan shall be evidenced by the executive's promissory note made payable to the Company's order. Such note shall bear interest at the applicable federal rate in effect at the time the loan is made under section 1274(d) of the Internal Revenue code of 1954, as amended ("Code"), (or such higher rate as shall be necessary to avoid imputation of foregone interest under section 7872 of the Code or any successor provision); PROVIDED THAT, upon authorization of an Administrator, the interest rate may be reduced by up to five (5) percentage points during the period that the borrowing executive remains in the employ of the Company or one of its subsidiaries. Principal and interest (if any) on the note may provide for payment either in full upon the expiration of the term or

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          from time to time during such term; and the note may be secured or nonsecured.

     5. Such other terms and conditions as the Committee shall specify by rule, regulation, or guideline.


The remaining terms of a loan or loan guarantee under the Plan shall be determined by the authorizing Administrator, provided that such terms shall not be inconsistent with the terms and conditions set forth above. All direct Company loans shall be made from the general funds of the Company.

     EFFECTIVE DATE, AMENDMENT AND TERMINATION:   This Plan shall become
effective upon adoption by the Board and may be amended from time to time by action of the Committee. The Plan shall remain in effect until terminated by action of the Board or the Committee.